EXHIBIT 99.1

Contacts:	Investors	Media

	Justin Cressall Treasurer (441) 298-0753	Mark Semer Kekst and Company (212) 521-4802

GREGORY MORRISON NAMED PRESIDENT AND CHIEF EXECUTIVE OFFICER
OF PLATINUM UNDERWRITERS HOLDINGS

Jerome Fadden Stepping Down as CEO Following Successful Launch of Platinum

Neill Currie Appointed to Company’s Board of Directors

Board of Directors Declares Quarterly Dividend

HAMILTON, BERMUDA, MAY 13, 2003 – Platinum Underwriters Holdings, Ltd. (NYSE: PTP) today announced the appointment of Gregory E.A. Morrison as President and Chief Executive Officer, effective June 1, 2003. Mr. Morrison joins Platinum from London Reinsurance Group Inc. (LRG), a Canadian reinsurance company that he founded and served as President and Chief Executive Officer, and as Chairman of operating subsidiaries in the United States, Barbados and Ireland. He has also been named President and Chief Executive Officer of Platinum’s Bermuda subsidiary.

Mr. Morrison replaces Jerome T. Fadden, who as President and Chief Executive Officer of Platinum and its predecessor, St. Paul Re, was one of the leaders of the formation of Platinum. Mr. Fadden joined St. Paul Re in March 2002 and played a critical role in Platinum’s initial public offering. Mr. Fadden has agreed to provide consulting services to the Company through the end of 2003 and he intends to pursue private equity investment opportunities in the financial services sector.

Steven H. Newman, Chairman of Platinum, said: “I am very pleased to welcome Greg Morrison as Platinum’s new Chief Executive Officer. Greg is a distinguished reinsurance executive who has compiled an outstanding record at London Reinsurance. His considerable talents are a great fit with our needs at this time.

“We thank Jerry Fadden for the important role he played in the formation of Platinum, its initial public offering and in establishing our company as a leading property and casualty reinsurer. Through his efforts and dedication we are now well positioned to capitalize on the attractive underwriting opportunities available in today’s market. We wish him every success in the future.”

Mr. Morrison said: “I am honored to be given the opportunity to lead Platinum at this exciting time in its development and in our industry. The Company has accomplished a great deal in its short history and has a leading position in several market segments. I look forward to working with Steve Newman, Michael Price and the entire Platinum team to achieve our shared objectives.”

Mr. Morrison founded LRG, the reinsurance operations of Great-West Life Assurance Company, in 1989 and during his tenure led the development of its organizational structure and its life and property-casualty reinsurance product lines. He left LRG in 1999 to serve as President of Unum Reinsurance, returning to LRG in 2000. Prior to founding LRG, Mr. Morrison was a Vice President for Reinsurance at Manufacturers Life Insurance Company from 1985 to 1989. He began his career as an actuary with Northern Life Assurance Company. Mr. Morrison received a BA in mathematics from the University of Western Ontario, is a Fellow of the Canadian Institute of Actuaries and the Society of Actuaries, and a Member of the Academy of Actuaries.

Neill Currie Appointed to Board of Directors
Separately, Platinum announced that Neill A. Currie has been appointed to the Company’s Board of Directors. Mr. Currie was nominated to serve on the Board by RenaissanceRe Holdings, Ltd. (NYSE: RNR), a leading property catastrophe reinsurer that owns 9.2% of Platinum’s outstanding common shares. From 1993 to 1997, Mr. Currie was a Senior Vice President of RenaissanceRe. A former Chairman of the Bermuda Independent Underwriters Association, Mr. Currie is currently Chief Executive Officer of The Currie Company, a private investment and reinsurance consulting firm.

Mr. Newman added: “Neill Currie is an outstanding addition to Platinum’s Board of Directors. He brings to Platinum experience, integrity and a vision for the future of our business. We look forward to the contributions he will make to our company.”

Quarterly Dividend
Platinum also announced that its Board of Directors has declared a quarterly dividend of $0.08 per common share, payable June 30, 2003 to shareholders of record on June 2, 2003.

About Platinum
Platinum Underwriters Holdings, Ltd. (NYSE: PTP) is a leading provider of property, casualty and finite reinsurance coverages, through reinsurance intermediaries, to a diverse clientele on a worldwide basis. Platinum operates through its principal subsidiaries in Bermuda, the United States and the United Kingdom. The Company has a financial strength rating of “A” (Excellent) from A.M. Best Company, Inc. For further information, please visit Platinum’s website at www.platinumre.com.

Safe Harbor Statement Regarding Forward-Looking Statements
Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue.” These forward-looking statements are based upon the Company’s current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and the Company’s future financial condition and results. The uncertainties and risks include, but are not limited to, those relating to implementing the Company’s business strategy and successfully continuing the business acquired in connection with the Company’s initial public offering; the adequacy of the Company’s loss reserves; conducting operations in a competitive environment; conducting operations in foreign countries; dependence upon the availability of key executives and reinsurance brokers; general economic conditions, including the effects of market volatility or a prolonged U.S. or global economic downturn or recession; variations in political, economic or other factors such as currency exchange rates, inflation rates and recessionary or expansive trends; the cyclicality of the property and casualty reinsurance business; tax, legal or regulatory restrictions or limitations applicable to the Company or the property and casualty reinsurance business generally, and changes therein; significant weather-related or other natural or human-made disasters, civil unrest or other external factors over which the Company has no control; and changes in the Company’s plans, strategies, objectives, expectations or intentions, which may happen at any time at the Company’s discretion. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Additionally, forward-looking statements speak only as of the date they are made, and the Company assumes no obligation to update or revise any of them in light of new information, future events or otherwise.

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